EXHIBIT 99.1

FOR IMMEDIATE RELEASE - October 28, 2003
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"Service 1st Bancorp Results for Third Quarter"

October 28, 2003

Service 1st Bancorp announced record growth for the third quarter ending September 30, 2003. The assets of Service 1st Bank, the Bancorp's wholly owned subsidiary, grew 30.2% over the comparable period of 2002. Total consolidated assets were $104,550,755 versus $80,316,134 for 2002. Total net loans increased 17.3% to $50,589,145 and total deposits expanded 33.4% to $96,044,429.

Net income for Service 1st Bank for the first nine months was $298,773 versus $153,387 for 2002. Consolidated net income for 2003 after the holding company formation expense was $216,080 for a net increase of 40.87%. This reflects earnings per share of $0.20 for 2003 versus $0.14 for 2002.

"We continue to develop good growth in deposits, however, the growth of the loan portfolio has been somewhat slower" said Mr. Brooks, Chairman and Chief Executive Officer. "We anticipate that the Company's future profitability will be enhanced by continued leveraging of the Company's cost base."

The formation of the holding company was completed on June 26, 2003 and most of the associated costs have been expensed.


Forward Looking Statements

In addition to the historical information contained herein, this press release contains certain forward-looking statements. The reader of this press release should understand that all such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. This entire press release and the Company's periodic reports on Forms 10-KSB, 10-QSB and 8-K should be read to put such forward-looking statements in context and to gain a more complete understanding of the uncertainties and risks involved in the Company's business as described in such reports.

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